SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Bausch & Lomb Incorporated
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ON MAY 24, 2007, BAUSCH & LOMB INCORPORATED POSTED THE FOLLOWING
LETTER AND QUESTIONS & ANSWERS ON ITS INTERNAL WEBSITE :

A Message from Ron Zarrella

Dear employees:

I've spoken with hundreds of you over the past week, and your passion for Bausch & Lomb continues to impress. Nowhere is this more evident than in the questions that you're asking.

We’ve tried to address the most common queries with an updated Q&A, now posted to the EyeWay. Although the transaction process places some limitations on our communications, we will make every effort to provide you with additional information as we are able. Please be assured that your questions and viewpoints are extremely important to me and the leadership team.

I know that I can count on all of you to remain focused on achieving our operating goals and providing the best, most innovative and most dependable products and services for consumers and our partners in the eye care profession.

Thank you for your continued support.

Ron

The Agreement

1.    What does the announcement mean for Bausch & Lomb?
If all the conditions to the transaction are satisfied, including approval of the transaction by shareholders, Bausch & Lomb would become a privately owned company and its stock would cease trading on the New York Stock Exchange.

2.    Why is Bausch & Lomb entering into this transaction with Warburg Pincus? What are the advantages of being a private company?
The Board believes this transaction is in the best interests of the Company and our shareholders. The Board’s reasons for approving the merger will be included in the proxy statement that will be publicly available when filed with the Securities and Exchange Commission (SEC) at www.sec.gov.

3.    Can I read the merger agreement?
Yes. It has been filed on a Form 8-K with the SEC, and is available at www.sec.gov. You might be particularly interested in Section 5.08 – Employee Matters – which begins on page 45.

4.    What is the process to complete the transaction? How long will it take?
We will be working to complete this transaction as quickly as possible. The transaction is subject to certain closing conditions, including the approval of Bausch & Lomb's shareholders, regulatory approvals and the satisfaction of other customary closing conditions. The transaction is expected to close promptly following the satisfaction of all closing conditions, which is anticipated to occur in several months. In the coming weeks, Bausch & Lomb will file a proxy statement with the Securities and Exchange Commission (SEC). We encourage you to read the proxy statement once it is publicly available. When the SEC’s review is complete, shareholders will be asked to vote their approval of the transaction.

5.    What is the shareholder vote requirement to approve the transaction?
The transaction requires approval by 66 2/3 percent of the company’s outstanding shares entitled to vote at the shareholder meeting.

6.    Are we receiving a fair price for the company at $65 per share?
The Board of Directors unanimously agreed to accept this offer and has received a fairness opinion from Morgan Stanley.

7.    If the Board unanimously agreed this was in the best interests of the company, why are they now soliciting superior bids?
Our Board believes this transaction is in the best interests of the Company and our shareholders. That said, the Board has a duty to maximize value for shareholders. In connection with that, the Board will solicit superior proposals to accomplish this goal. There is no guarantee that any superior proposals will result from this process.

8.    Do we still intend to file our outstanding Form 10-Qs with the SEC?
Yes, we do. According to the 12b-25 that was recently filed on May 10, 2007, the Company expects to file its 10-Q for the first quarter of 2007 on or before June 10, 2007.

Warburg Pincus

1.    What is a private equity firm?
A private equity firm manages investments for a range of organizations and individuals. A common method for investing their clients’ money is to purchase companies from whom they expect growth.

2.    Who is Warburg Pincus?
Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $20 billion of assets under management investing from nine offices around the world. Since inception, Warburg Pincus has invested $26 billion in 570 companies in 30 countries and across a range of sectors, including healthcare, consumer and retail, industrial, financial services, energy, real estate and technology, media and telecommunications.

The firm has invested $4.8 billion in healthcare-related companies around the world, including approximately $1.5 billion in medical devices and $1.65 billion in life science and pharmaceutical companies. Notable medical device and pharmaceutical investments include: American Medical Systems (Nasdaq: AMMD), ev3 (Nasdaq: EVVV), Kyphon (Nasdaq: KYPH), Tornier, Wright Medical Group (Nasdaq: WMGI), The Medicines Company (Nasdaq: MDCO), Zentiva (LSE: ZEND, PSE: ZENTIVA) and Harbin Pharmaceutical. Warburg Pincus counts among its other signature investments: Knoll (NYSE: KNL), Neiman Marcus, NeuStar (NYSE: NSR), Bharti Tele-ventures (BSE: Bharti) and WNS Global Services (NYSE: WNS).

We believe Warburg Pincus understands the healthcare industry and our business well, and will be an asset as we implement our strategic plan. For more information about Warburg Pincus, please visit www.warburgpincus.com.

3.    Is Warburg Pincus a committed investor?
Warburg Pincus has advised us that it has historically created return on its investment by buying and holding companies for a long period of time, typically longer than five years.

4.    Will Warburg Pincus be involved in the day-to-management of Bausch & Lomb? Will it place its own people into B&L management roles?
No, private equity firms are not typically involved in day-to-day management activities, product line business reviews, etc. We expect that the firm will be involved primarily at the board level.

Operations

1.    How will the proposed merger affect my work site?
The transaction is expected to have no impact on day-to-day operations, including our current business sites worldwide.

2.    Will there be layoffs?
We don’t anticipate any as a result of this transaction.

3.    Who will manage Bausch & Lomb moving forward? Will Ron Zarrella continue to be our CEO?
While we will change ownership, we do not expect any significant changes in our existing leadership.

4.    How will this affect operations in the interim, and after the transaction is complete?
In the meantime, and after completion of the transaction, it will be business as usual for all of us at Bausch & Lomb. Our success is driven by the ongoing efforts of our talented employees around the world.

5.    Will the corporate headquarters remain in Rochester?
Yes. There are no plans to relocate the corporate office. A May 20, 2007, news release from the office of U.S. Senator Charles E. Schumer stated, “Schumer gains assurances from new owner that the company’s core will remain in Rochester – that there are no planned job cuts.” It continues, “In his conversations with Warburg Pincus LLC on Friday, Schumer was told by that the new owners that they were looking to make a long-term investment in Bausch & Lomb and hoped to grow the business. They cited Rochester's skilled workforce as a reason for their investment and stated their intention that the city would remain the core of Bausch and Lomb operations.”

6.    Will the proposed merger affect current relationships with customers or business partners?
We believe that the transaction will further strengthen Bausch & Lomb and our relationships with customers and partners.

Compensation and Benefits

1.    Will this affect my compensation or benefits?
There will be no immediate impact on employees’ benefits or compensation, either in the U.S. or outside the U.S.

2.    Will my compensation and benefits change after the transaction is completed?
In general, the Agreement and Plan of Merger provides for the company to maintain compensation and aggregate employee benefits until the later of the first anniversary of the merger and December 31, 2008, that are no less favorable than are currently provided. Should the merger agreement receive shareholder approval, some structural elements – such as offering Bausch & Lomb stock – will not be an option for the company. Our intention is to maintain the competitiveness of our total compensation packages because we recognize the importance of investing in employees and ensuring that they remain motivated.

3.    Can I sell Bausch & Lomb stock that I currently own before the merger transaction is completed?
Yes, you may sell stock that you own. However, you should carefully consider whether you are aware of sensitive, non-public information about the Company. If you have material, non-public information about the Company, you cannot buy or sell Company stock on the open market, and you cannot make “fund switching” transactions, which involve the transfer of funds out of Bausch & Lomb stock in the 401(k) Plan or the Deferred Compensation Plan. Under the U.S. Securities laws, civil and criminal penalties can be assessed against individuals who buy or sell securities in a company while in possession of material, non-public information about that company. These rules apply to anyone who trades in Bausch & Lomb stock regardless of whether the person resides in the U.S. or in some other country. Please refer to Company Policy 19 [available on the Eyeway] for more information about Securities Trading by Company Personnel. In addition, you should feel free to call Bob Stiles [585-338-6409] or Bob Bailey [585-338-6247] with any questions about Company Policy 19.

4.    What happens to stock owned by employees after the merger is completed?
Upon completion of the transaction, all shares of Bausch & Lomb common stock will be purchased for $65 per share in cash.

5.    What happens to stock options and restricted stock awards?
Employees cannot exercise stock options until the Company is current with required SEC periodic filings. If the Company becomes current with its filings before the merger transaction is completed, employees will be able to exercise vested stock options at the current market price through the Smith Barney website (www.benefitaccess.com) or by calling Smith Barney at 1-800-842-0409 (in the U.S.) or 1-212-615-7835 (outside the U.S.) up until the time the merger transaction is completed. Please note, however, that the trading of Company stock is at all time also subject to the restrictions on insider trading set forth by Company Policy 19, as noted in question #3 above.

If the Company is not current with its filings prior to the merger or if vested stock options are not exercised before the merger transaction is completed, stock options will be cashed out at $65 per share less the exercise price. If options have a strike price that is higher than $65, the options will be cancelled because they have no value at the time the merger transaction is completed.

Unvested stock options and restricted stock will vest upon shareholder approval of the merger transaction. Restricted stock will be cashed out at $65 per share and options will be cashed out at $65 per share less the exercise price.

Proceeds from stock transactions will be subject to tax withholdings based on local tax regulations.

6.    If I voluntarily leave the Company before the merger transaction is completed, what happens to my stock options?
If you leave voluntarily before the merger is completed, you will not be able to exercise your vested options unless the Company becomes timely filed with the SEC required periodic filings before your options expire. Your time period to exercise is generally three months from your last day worked for awards under the 1990 and 2001 stock plans and 30 days from your last day worked under the 2003 Long-Term Incentive Plan. If the Company is not currently filed before your options expire, and, at such time, the merger has not been completed, the options will cancel and result in no value.

7.    What happens to my ESPP (Employee Stock Purchase Plan) Account?
If you participate in the Employee Stock Purchase Plan, you may choose whether or not to cancel your program participation prior to the termination of the plan. If you choose to opt out of the plan, you must complete a Status Change Form, available from your Human Resources representative. Upon completion of the transaction, all shares of Bausch & Lomb stock that you have purchased through the Employee Stock Purchase Program will be purchased for $65 per share, and you will receive a check for the value of your account. If you wish to cash out your shares of company stock prior to the transition completion, you may do so through the Mellon Investor website at www.melloninvestor.com.

8.    What happens to my Deferred Compensation Account?
Per the Executive Deferred Compensation Plan, participants' account balances will be paid out in a cash lump sum within 15 days of a change of control.

9.    What will happen to my 401(k) Account?

a.	Will the Company match continue? If so, how will it be made?
Details regarding the Company match will be worked out and communicated to employees.

b.	What happens to the Company match?
Currently, the 401(k) match is made in Bausch & Lomb stock. At the time of the merger, the value of each employee’s match will be converted to cash and moved to another plan investment option. All 401(k) funds are always immediately available for diversification – in other words, employees can reallocate their money in their
401(k) Account from one fund to another at any time subject to insider trading rules.

c.	What happens to my investment in B&L stock in my 401(k)?
At the time of the merger, any participant-directed investments in Company stock will be converted to cash and moved to another plan investment option.

d.	Will the Company Contribution to my 401(k) Account automatically vest?
No, under the terms of the current plan, employees will continue to vest in their Company match over a three-year period. Employees are always 100% vested in their contributions to the plan.

e.	Will I incur capital gains taxes for B&L stock proceeds within my 401(k)?
No, capital gains taxes are not incurred in the retirement plan.

f.	Can I roll-over my 401(k) funds into an individual IRA?
Rollovers from the 401(k) Account are only permitted in the event of employee or plan termination. The proposed merger transaction does not contemplate an immediate plan termination.

g.	The Fidelity website lists “units or shares” for the Bausch & Lomb stock fund. Which do I own, and what is the difference?

You own units of a pool of shares, cash, and accruals. The number of units you own differs from shares. To determine the amount of your “Equivalent Shares”, you can divide the market value of your balance in the Bausch & Lomb Stock Fund by the appropriate day’s closing share price. For example, say your B&L Stock Fund balance market value is $14,745 with the price of B&L stock closing at $61.25. In order to get the equivalent shares, divide $14,745 by $61.25, for a result of 240.7347 shares or 240 whole shares. The number is a very close estimate of your equivalent shares, and, all things held constant, may change slightly from period to period.

h.	If I make a decision to transfer money out of the Bausch & Lomb Stock Fund, based on the current price of Bausch & Lomb Stock, will that stock price be reflected in the value of my account on the day I order the transfer?

Yes. The unit price at which this transfer would be processed would be calculated based on the closing market value of the Bausch & Lomb Stock Fund trust account for that same day. The market value will be determined by taking the small cash balance and any dividend accrual and adding those to the value of the aggregate
Bausch & Lomb stock held in the trust based on that day’s closing stock price.

10.    Will retiree benefits change?
There will be no immediate impact on retirees’ benefits, either in the U.S. or outside the U.S. We will work to provide more specific information as soon as is possible.

a.	How will the transaction affect my pension?
You will continue to be entitled to your earned pension benefit.
b.	Can I roll-over my Steady Growth funds into an individual IRA?
Rollovers from the Steady Growth Account are only permitted in the event of employee or plan termination. The proposed merger transaction does not contemplate an immediate plan termination.

c.	Can the assets in the Steady Growth Account be affected by the merger?
Steady Growth Account plan assets are invested in a trust and will not be affected by the merger.

11.    Will employees' years of service be carried over for vesting and eligibility purposes under employee benefit plans?
Yes.

12.    How will the merger affect AICP for this year?
The Agreement and Plan of Merger provides for the 2007 bonus to pay out at no less than 100% of target bonus. This means that there is still a significant opportunity to overachieve our targets and receive bonuses above 100%.

Private Company Operations

1.    How will employees remain abreast of company performance once we are private?
We will continue to update employees on the state of the business on a quarterly basis, much as we do now through town hall meetings, e-mails and more.

2.    Will the company continue to file publicly available financial reports once it’s private?
The company will continue to have some public disclosure requirements such as quarterly and annual filings, to the extent it continues to have public debt.

3.    Should we anticipate changes in funding levels for R&D?
At this time, we do not anticipate any major changes to operations.

4.    How will a merger change our internal controls and compliance?
It won’t – we’ll continue to be vigilant on controls and compliance.

5.    Should we expect any change in branding?
No, the company brand will remain Bausch & Lomb.

Additional Questions

1.     If I have additional questions, who can I ask?
We encourage you to speak with your manager. While the merger process places some limits on what we can communicate, we will do our best to share the status of the transaction as information becomes public.

Questions can also be submitted to AcquisitionQuestions@Bausch.com, and will be considered for future updates. Individual responses cannot be provided via this address.

# # #

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of the Company and other materials will be filed with the SEC. COMPANY INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors will be able to obtain copies of the proxy statement (when available) as well as other filed documents containing information about the Company without charge at www.sec.gov., the SEC’s internet site. Copies of the Company’s SEC filings are also available without charge on the Company’s internet site at www.bausch.com.

Forward Looking Information

This communication may contain, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the Merger; (4) the failure of Parent and Merger Sub to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; and (6) other factors described in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, 12b-25 and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability or control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Interests of Participants

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that the Company intends to file with the SEC in connection with the scheduled special meeting of its shareholders.